Exhibit 99.1

2003 IKON OFFICE SOLUTIONS, INC.

NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN

ARTICLE I

PURPOSE

        The purpose of this 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan is to enable IKON Office Solutions, Inc. (the “Company”) to offer non-employee directors of the Company the opportunity to acquire equity interests in the Company, thereby attracting, retaining and rewarding such persons, and aligning the interests of such persons with those of the Company’s shareholders.

ARTICLE II

DEFINITIONS

        For purposes of this Plan, the following terms shall have the following meanings:

        2.1      “Annual Option” shall mean an option to purchase shares of Common Stock granted pursuant to Section 6.1.

        2.2      “Annual Deferred Stock Unit Award” shall mean the right to receive Deferred Stock Units granted pursuant to Section 7.3.

        2.3      “Award” shall mean the award document evidencing the grant of an Option, Restricted Stock Award or Deferred Stock Unit Award and the terms and conditions of such grant.

         2.4     “Board“ shall mean the Board of Directors of the Company.

        2.5       “Change-in-Control“ shall mean any of the following events:

(a) any Person, together with its affiliates and associates (as such terms are used in Rule 12b-2 of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the then outstanding shares of Common Stock; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on December 9, 2002, constituted the Board and any new director whose appointment or election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors on December 9, 2002 or whose appointment, election or nomination for election was so approved; or

(c) the Company consolidates with, or merges with or into, any other Person (other than a wholly owned subsidiary of the Company), or any other Person consolidates with, or merges with or into, the Company, and, in connection therewith, all or part of the outstanding shares of Common Stock shall be changed in any way or converted into or exchanged for stock or other securities or cash or any other property; or

(d) a transaction or series of transactions in which, directly or indirectly, the Company shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer) assets (i) aggregating more than 50% of the assets (measured by either book value or fair market value) or (ii) generating more than 50% of the operating income or cash flow of the Company and its subsidiaries (taken as a whole) to any other Person or group of Persons.

        Notwithstanding the foregoing, no “Change-in-Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions own a majority of the outstanding voting shares and in substantially the same proportion in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

         2.6      “Code“ shall mean the Internal Revenue Code of 1986, as amended.

         2.7      “Common Stock“ shall mean the common stock, no par value, of the Company.

         2.8      “Company“ shall mean IKON Office Solutions, Inc.

         2.9      “Deferred Stock Unit“ shall mean the right to receive one share of Common Stock.

         2.10      “Deferred Stock Unit Account” shall mean the notarial account established pursuant to Article VII to record the grant of Deferred Stock Units to the Participant.

         2.11      “Deferred Stock Unit Award” shall mean an Annual Deferred Stock Unit Award, Discretionary Deferred Stock Unit Award or Retainer Deferred Stock Unit Award granted pursuant to Article VII.

         2.12      “Director“ shall mean a member of the Board.

         2.13      “Discretionary Deferred Stock Unit Award” shall mean the right to receive Deferred Stock Units granted pursuant to Section 7.4.

         2.14      “Discretionary Option” shall mean an option to purchase shares of Common Stock granted pursuant to Section 6.2.

         2.15      “Exchange Act“ shall mean the Securities Exchange Act of 1934, as amended.

         2.16      “Fair Market Value” as of any date shall mean, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, the closing sales price of a share of Common Stock for the applicable trading day as reported on the New York Stock Exchange Composite Tape.

         2.17      “Non-Employee Director” shall mean a Director who is not an employee of the Company or any parent or subsidiary (as defined in Section 424 of the Code) of the Company.

         2.18      “Participant” shall mean a person to whom an Option, Restricted Stock Award or Deferred Stock Unit Award has been granted under this Plan.

         2.19      “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its affiliates (as defined under Rule 12b-2 of the Exchange Act), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         2.20      “Plan“ shall mean this 2003 IKON Office Solutions, Inc. Non-Employee Directors' Compensation Plan.

        2.21      “Plan Year” shall mean the twelve-month period beginning each February 1 and ending on the last day of January. However, if the Company’s annual meeting of shareholders is held in a month other than January, the Board may change the Plan Year to a period that corresponds appropriately to the date of the annual meeting of shareholders.

        2.22      “Potential Change-in-Control“ shall mean the occurrence of any one of the following:

(a) the Company enters into an agreement, the consummation of which will result in the occurrence of a Change-in-Control;

(b) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change-in-Control; or

(c) the Board adopts a resolution to the effect that a Potential Change-in-Control has occurred.

         2.23      “Retainer Deferred Stock Unit Award “shall mean the right to receive Deferred Stock Units granted pursuant to Section 7.5.

         2.24      “Restricted Stock Award“ shall mean the right to receive shares of Common Stock granted pursuant to Section 6.2.

         2.25      “ Stock Option“ or “Option“ shall mean an Annual Option or a Discretionary Option granted pursuant to Article VI.

ARTICLE III

ADMINISTRATION

         3.1      Administration.   The Plan shall be administered and interpreted by the Board. The Board may from time to time appoint a plan administrator to carry out the day-to-day duties and responsibilities relating to the Plan.

         3.2      Awards.   The Board shall have the full and sole authority to grant Options, Restricted Stock Awards, and Deferred Stock Unit Awards under the Plan to persons eligible under Article V according to the terms of the Plan, including the authority:

(a) to select the Non-Employee Directors to whom Options, Restricted Stock Awards, and Deferred Stock Unit Awards may from time to time be granted, consistent with the terms of the Plan;

(b) to determine whether and to what extent Options, Restricted Stock Awards and Deferred Stock Unit Awards or any combination thereof, are to be granted to one or more persons eligible to receive such awards under Article V, consistent with the terms of the Plan;

(c) to determine the number of shares of Common Stock to be covered by each Option, Restricted Stock Award and Deferred Stock Unit Award, consistent with the terms of the Plan;

(d) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Option, Restricted Stock Award or Deferred Stock Unit Award granted (including, but not limited to, the exercise price of an Option, the term of an Option, any restriction or limitation affecting the exercisability of an Option or vesting of the Restricted Stock Award and Deferred Stock Unit Award and any conditions under which the exercisability of an Option or vesting of a Restricted Stock Award or Deferred Stock Unit Award will be accelerated); and

(e) to deal with any other matters arising under the Plan.

         3.3      Guidelines.   Subject to Article VIII hereof, the Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of this Plan and any Option, Restricted Stock Award or Deferred Stock Unit Award granted under this Plan (and any agreements relating thereto); and to otherwise supervise the administration of this Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Option, Restricted Stock Award or Deferred Stock Unit Award in the manner and to the extent it shall deem necessary to carry this Plan into effect. All powers of the Board shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

         3.4      Decisions Final.   Any decision, interpretation or other action made or taken in good faith by the Board arising out of or in connection with the Plan shall be final, binding and conclusive on the Company, the Directors and the Participants and their respective heirs, executors, administrators, successors and assigns.

ARTICLE IV

SHARE LIMITATIONS

         4.1      Shares.   The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be 1,000,000 (subject to any increase or decrease pursuant to Section 4.3), which may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Company, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent any Option, Restricted Stock Award or Deferred Stock Unit Award granted under this Plan expires, terminates, or is cancelled, exchanged or surrendered for any reason without having been issued as unrestricted Common Stock, the number of unissued shares shall again be available for the purposes of the Plan.

         4.2         Restricted Stock Award Limit. The maximum aggregate number of shares of Common Stock that may be subject to Restricted Stock Awards made under the Plan shall not exceed 250,000 shares (subject to any increase or decrease pursuant to Section 4.3).

         4.3      Adjustments.    In the event of any stock dividend, stock split, combination of shares, merger, consolidation, reorganization, spin-off, recapitalization, or other similar event affecting the outstanding shares of Common Stock (the "Event"), the maximum number and kind of shares that may be issued under the Plan, the number of shares with respect to which future Annual Options and Annual Deferred Stock Unit Awards are to be granted, the number and kind of shares subject to then outstanding Options and/or Restricted Stock Awards and/or Deferred Stock Unit Awards, and the price for each share subject to any then outstanding Options shall be appropriately and equitably adjusted as necessary to maintain the same proportionate number of shares as existed immediately prior to the Event and the same aggregate option price. Fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Board shall be final, binding and conclusive.

ARTICLE V

ELIGIBILITY

         5.1      Eligibility.   Each person who is a Non-Employee Director is eligible to be granted Options, Restricted Stock Awards and Deferred Stock Unit Awards in accordance with the terms of this Plan.

ARTICLE VI

STOCK OPTIONS AND RESTRICTED STOCK AWARDS

         6.1      Annual Options.   Each year for as long as this Plan remains in effect, each person who is elected as a Director at the Company's annual meeting of shareholders and who is a Non-Employee Director at the time of such election shall automatically be granted an Annual Option to purchase that number of shares of Common Stock determined by dividing $35,000 by the per-option value, calculated based on the Black-Scholes valuation method, subject to adjustment as provided in Section 4.3 and/or as determined by the Board. Such options will generally be granted on the date of the first board meeting following the annual shareholders' meeting.

         6.2      Discretionary Options/Restricted Stock Awards.   The Board shall have full authority to grant Discretionary Options or Restricted Stock Awards to any Non-Employee Director, including the authority:

(a) to select the Non-Employee Directors to whom Discretionary Options or Restricted Stock Awards may from time to time be granted;

(b) to determine whether and to what extent Discretionary Options or Restricted Stock Awards are to be granted to such Non-Employee Directors;

(c) to determine the number of shares of Common Stock to be covered by each Discretionary Option or Restricted Stock Award; and

(d) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Discretionary Options or Restricted Stock Awards granted (including, but not limited to, the exercise price, the term, any restriction or limitation affecting the exercisability of the Option or vesting of the Restricted Stock Award, and any conditions under which the exercisability of the Option or vesting of the Restricted Stock Award will be accelerated).

         6.3      Terms of Options.   Unless otherwise determined by the Board, options granted under this Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Board shall deem desirable:

(a) Stock Option Award. Each Stock Option shall be evidenced by, and subject to the terms of, a Stock Option Award document, which shall specify the number of shares of Common Stock subject to the Stock Option, the option price, the option term, and the other terms and conditions applicable to the Stock Option.

(b) Option Price. Subject to Section 8.2, the option price per share of Common Stock purchasable upon exercise of a Stock Option shall be determined as follows: (i) in the case of Annual Options, the option price shall be equal to 100% of the Fair Market Value of a share of Common Stock on the date of grant; and (ii) in the case of Discretionary Options, the option price shall be determined by the Board at the time of grant but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant.

(c) Option Term. The term of each Stock Option shall be as follows: (i) in the case of Annual Options, the term shall be ten years; and (ii) in the case of Discretionary Options, the term shall be fixed by the Board at the time of grant.

(d) Exercisability. Unless otherwise specified in a Stock Option Award document, Stock Options shall be exercisable as follows: (i) Annual Options shall be immediately exercisable beginning the day after the date of grant; and (ii) Discretionary Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Board at the time of grant. Notwithstanding the foregoing, the Board may waive the vesting provisions of any Discretionary Option, in whole or in part, at any time after the date of grant, based on such factors as the Board shall, in its sole discretion, deem appropriate.

(e) Method of Exercise. Subject to any applicable vesting provisions, Stock Options may be exercised in whole or in part at any time during the option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. The option price shall be paid in full by: (i) delivering cash or a check payable to the order of the Company in an amount equal to the exercise price prior to the delivery of the shares, (ii) to the extent permitted by applicable law, making arrangements for a broker-assisted exercise, (iii) making payment using shares of Common Stock owned by the Participant for at least six months preceding the exercise date and which have not been used in a stock swap in the preceding six months, or (iv) such other method as the Board may approve. Upon exercise of the Option, a stock certificate or stock certificates representing the number of shares of Common Stock to which the Participant is entitled shall be delivered to the Participant (or, for broker-assisted exercises, to the broker, as appropriate). A Participant shall not be deemed to be the holder of Common Stock, or to have the rights of a holder of Common Stock, with respect to shares subject to the Option, unless and until a stock certificate representing such shares of Common Stock is issued to the Participant.

(f) Termination. Unless otherwise determined by the Board, or provided in the particular Stock Option Award document, Stock Options held by a Participant who ceases to be a Director shall be exercisable as follows:

(i) In the case of a Participant who ceases to be a Director because of death, all Options that were outstanding on the date of the Participant's death may be exercised by the legal representative of the Participant's estate for a period of one year after the date of death or until the expiration of the stated term of the Option, whichever period is shorter.

(ii) In the case of a Participant who ceases to be a Director for any other reason (including retirement because of age or disability), all Options that were exercisable on the date on which the Participant ceased to be a Director may be exercised by the Participant until the expiration of the stated term of the Option. Except as otherwise provided by the Board, any of the Participant's Options that are not otherwise exercisable as of the date of the Participant's termination as a Director for a reason other than death shall terminate as of the date of the Participant's termination as a Director.

(iii) Any Option not exercised during the periods specified in subsections (i) or (ii) shall terminate at the end of such period; provided, however, that the Board may accelerate the exercisability of any Option, extend the one-year period specified in subsection (i), or make such other modifications to the Stock Option, not inconsistent with legal requirements, as the Board shall, in its sole discretion, deem appropriate.

        6.4      Terms of Restricted Stock Awards.   Unless otherwise determined by the Board, Restricted Stock Awards granted under this Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:

(a) Restricted Stock Award. Each Restricted Stock Award shall be evidenced by, and subject to the terms of, a Restricted Stock Award document. The Restricted Stock Award document shall specify the number of shares of Common Stock subject to the Restricted Stock Award and the other terms and conditions applicable to the Restricted Stock Award. Restricted Stock Awards may be granted in the form of restricted Common Stock or units payable in Common Stock.

(b) Vesting and Other Conditions. At the time the Restricted Stock Award is granted, the Board shall determine the vesting conditions, if any, applicable to the Restricted Stock Award, and any other conditions applicable to the Restricted Stock Award. Notwithstanding the foregoing, the Board may waive the vesting provisions or any other provisions of any Restricted Stock Award, in whole or in part, at any time after the date of grant, based on such factors as the Board shall, in its sole discretion, deem appropriate.

(c) Termination. Unless otherwise determined by the Board, or provided in the particular Restricted Stock Award document, Restricted Stock Awards held by a Participant who ceases to be a Director shall be issuable as follows:

(i) In the case of Participant who ceases to be a Director because of death, all Restricted Stock Awards that were outstanding on the date of death will be issued to the legal representative of the Participant's estate as soon as practicable, but in no event later than one year from the date of death.

(ii) In the case of a Participant who ceases to be a Director for any other reason (including retirement because of age or disability), all Restricted Stock Awards that were outstanding as of the date on which the Participant ceased to be a Director (the "Termination Date") shall be forfeited, unless the applicable vesting date for such Restricted Stock Award is prior to the Termination Date or except as otherwise determined by the Board.

         6.5      Change-in-Control.

(a) All outstanding Stock Options shall automatically become fully exercisable and all Restricted Stock Awards shall fully vest upon the occurrence of a Potential Change-in-Control or a Change-in-Control. In no event shall this Section 6.5(a) or Sections 2.5, 2.22, 4.3, or 7.6 be subject to modification after a Potential Change-in-Control or Change-in-Control has occurred.

(b) In addition to the foregoing provision, in the event of a Change-in-Control, the Board may take any of the following actions with respect to any or all outstanding Options: the Board may (i) require that Participants surrender their outstanding Options in exchange for a payment by the Company, in cash or Common Stock as determined by the Board, in an amount equal to the amount by which the then Fair Market Value of the shares of Common Stock subject to the Participant's unexercised Options exceeds the option price of the Options, (ii) after giving Participants an opportunity to exercise their outstanding Options, terminate any or all unexercised Options at such time as the Board deems appropriate, or (iii) upon a Change-in-Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), provide that all outstanding Options that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation).

ARTICLE VII

DEFERRED STOCK UNIT AWARDS

         7.1      Terms of Deferred Stock Unit Awards.   Unless otherwise determined by the Board, Deferred Stock Unit Awards granted under this Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:

(a) Deferred Stock Unit Award. Each Deferred Stock Unit Award shall be evidenced by, and subject to the terms of, a Deferred Stock Unit Award document. The Deferred Stock Unit Award document shall specify the number of shares of Common Stock subject to the Deferred Stock Unit Award and the other terms and conditions applicable to the Deferred Stock Unit Award. A Participant who receives a Deferred Stock Unit Award will have no rights as a shareholder of the Company with respect to allocations made to his or her Deferred Stock Unit Account.

(b) Vesting and Other Conditions. At the time the Deferred Stock Unit Award is granted, the Board shall determine the vesting conditions, if any, applicable to the Deferred Stock Unit Award, and any other conditions applicable to the Deferred Stock Unit Award. Notwithstanding the foregoing, the Board may waive the vesting provisions or any other provisions of any Deferred Stock Unit Award, in whole or in part, at any time after the date of grant, based on such factors as the Board shall, in its sole discretion, deem appropriate.

(c) Termination. Unless otherwise determined by the Board, or provided in the particular Deferred Stock Unit Award document, shares of Common Stock underlying the Deferred Stock Unit Awards held by a Participant who ceases to be a Director shall be issuable as follows:

(i) In the case of a Participant who ceases to be a Director because of death, shares of Common Stock underlying all Deferred Stock Unit Awards that were outstanding on the date of death will be distributed to the legal representative of the Participant's estate as soon as practicable, but in no event later than one year from the date of death.

(ii) In the case of a Participant who ceases to be a Director for any other reason (including retirement because of age or disability), shares of Common Stock underlying all Deferred Stock Unit Awards that were outstanding as of the Termination Date and which have a vesting date prior to the Terminate Date will be distributed to the Participant.

(iii) Upon the application of a Participant, the Board, in accordance with its uniform, nondiscriminatory policy, may permit the Participant to withdraw shares of Common Stock underlying some or all of his or her Deferred Stock Unit Awards after the applicable vesting date upon receipt of a written petition of the Participant's intent to withdraw at least sixty (60) days (or such other time as permitted by the Board in its sole discretion) prior to the date of withdrawal. No withdrawal shall be made under the provisions of this Section 7.1(c)(iii) except for the purpose of enabling the Participant to meet immediate needs created by a financial hardship for which the Participant does not have other reasonably available sources of funds as determined by the Board in accordance with uniform rules. The term "financial hardship" shall include the need for funds to meet uninsured medical expenses for the Participant or his dependents (as defined in Section 152(a) of the Code), meet a significant uninsured casualty loss for the Participant or his dependents, and meet other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. If a withdrawal is permitted by the Board, shares of Common Stock underlying the Deferred Stock Unit Awards shall be issued to the Participant as soon as practicable.

(iv) Upon the application of a Participant, the Board shall permit the Participant to receive a distribution of his or her entire vested Deferred Stock Unit Account prior to the time otherwise specified in the Plan for reasons other than a financial hardship upon receipt of a written petition of the Participant's intent to receive such a distribution at least sixty (60) days (or such other time as permitted by the Board in its sole discretion) prior to the date of the distribution. If a Participant elects to receive such a distribution pursuant to this Section 7.1(c)(iv), a penalty shall be imposed such that the value of the Participant's Deferred Stock Unit Account, determined immediately prior to the distribution, shall be reduced by 10%.

(v) Upon a Participant ceasing to be a Director for any reason other than death, any Deferred Stock Unit Awards that were outstanding as of the Termination Date and which have a vesting date after the Termination Date shall be forfeited except as otherwise determined by the Board.

(vi) All distributions shall be in the form of Common Stock, except that cash shall be issued in lieu of fractional shares of Common Stock.

         7.2      Establishment of Deferred Stock Unit Account.   The Company shall establish a Deferred Stock Unit Account for each Participant with respect to the grant of Deferred Stock Unit Awards under this Article VII. When a Deferred Stock Unit Award is granted, the Participant’s Deferred Stock Unit Account will be credited with the Deferred Stock Units as of the date of such Deferred Stock Unit Award. Each Participant will receive a periodic statement of the number of Deferred Stock Units in the Participant’s Deferred Stock Unit Account.

         7.3      Annual Deferred Stock Unit Awards.   Each year so long as this Plan remains in effect, each person who is elected a Director at the Company’s annual meeting of shareholders and who is a Non-Employee Director at the time of such election shall automatically be granted an Annual Deferred Stock Unit Award entitling the Director to receive that number of Deferred Stock Units determined by dividing $35,000 by the Fair Market Value of a share of Common Stock as of the date of grant, subject to adjustment as provided in Section 4.3 and/or as determined by the Board.

         7.4      Discretionary Deferred Stock Unit Awards.   The Board shall have full authority to grant Discretionary Deferred Stock Unit Awards to any Non-Employee Director, including the authority:

(a) to select the Non-Employee Directors to whom Discretionary Deferred Stock Unit Awards may from time to time be granted;

(b) to determine whether and to what extent Discretionary Deferred Stock Unit Awards are to be granted to such Non-Employee Directors; and

(c) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Discretionary Deferred Stock Unit Awards granted (including, but not limited to, vesting of the Deferred Stock Unit Award).

         7.5      Retainer Deferred Stock Unit Awards.   Each year for as long as this Plan remains in effect, Retainer Deferred Stock Unit Awards shall be granted to any Non-Employee Director who has filed with the Company an election to receive Deferred Stock Units in lieu of cash compensation for serving on the Board (including, for purposes of this Section 7.5, attendance fees, if any, for meetings of the Board or a committee of the Board), or some portion thereof, to be earned by such Director in each Plan Year during which he or she shall serve as a Director.

         7.6      Change-in-Control.   All Deferred Stock Unit Awards shall be distributed upon the occurrence of a Potential Change-in-Control or a Change-in-Control. In no event shall this Section 7.6 or Sections 2.5, 2.22, 4.3 or 6.5 be subject to modification after a Potential Change-in-Control or Change-in-Control has occurred.

ARTICLE VIII

TERMINATION OR AMENDMENT

         8.1      Termination or Amendment of the Plan.   The Board may at any time terminate this Plan or amend all or any part of this Plan, prospectively or retroactively; provided, however, that, the Board may not amend the Plan without shareholder approval if such approval is required in order to comply with applicable stock exchange requirements. Unless otherwise required by law, the rights of a Participant with respect to Options, Restricted Stock Awards or Deferred Stock Unit Awards granted prior to a termination or amendment of the Plan may not be materially impaired without the consent of such Participant, except as otherwise provided in the Plan.

         8.2      Amendment of Options, Restricted Stock Awards or Deferred Stock Unit Awards.   The Board may amend the terms of any outstanding Option, Restricted Stock Award or Deferred Stock Unit Award, prospectively or retroactively provided, however, that no modification may reduce or have the effect of reducing the per share exercise price of any outstanding Option. Notwithstanding the forgoing, no such amendment or other action by the Board shall materially impair the rights of any Participant without the Participant’s consent, except as otherwise provided in the Plan or required by applicable law.

ARTICLE IX

GENERAL PROVISIONS

         9.1      Nonassignment.   Except as otherwise provided in this Plan, Options, Restricted Stock Awards and Deferred Stock Unit Awards granted hereunder and the rights and privileges conferred thereby shall not be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process.

        9.2      Legend.   All certificates representing shares of Common Stock delivered pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is listed or traded, any applicable federal or state securities law, and any applicable corporate law, and the Board may cause a legend or legends to be put on stock certificates to make appropriate reference to such restrictions.

         9.3      Other Plans.   Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is desired or required, and such arrangements may be either generally applicable or applicable only in specific cases.

         9.4         No Right to Continue as Director. Neither this Plan nor the grant of any Option, Restricted Stock Award or Deferred Stock Unit Award shall constitute evidence of any agreement or understanding, express or implied, that a Director will continue as a member of the Board, or that the Company will nominate any Director for reelection by the Company’s shareholders.

        9.5      Listing and Other Conditions.

(a) The Company shall have no obligation to issue any shares of Common Stock upon exercise of an Option, vesting of a Restricted Stock Award or vesting of a Deferred Stock Unit Award unless and until the shares are listed on the New York Stock Exchange, and the right to exercise any Option or receive Common Stock pursuant to a Restricted Stock Award or Deferred Stock Unit Award may be suspended until such listing has been effected.

(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock under this Plan is or may under the circumstances be unlawful or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock or Options, and the right to exercise any Option or receive Common Stock pursuant to any Restricted Stock Award or Deferred Stock Unit Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or shall not result in the imposition of excise taxes.

(c) Upon termination of any period of suspension under this Section 9.5, any Option, Restricted Stock Award or Deferred Stock Unit Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option, Restricted Stock Award or Deferred Stock Unit Award.

         9.6      Governing Law.   This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law provisions thereof.

         9.7      Construction.   Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

         9.8      Liability of Plan Administrators.   No member or former member of the Board or employee plan administrator shall be liable, in the absence of bad faith or willful misconduct, for any act or omission with respect to service as an administrator of the Plan, which service shall constitute service as a director or employee of the Company entitling such person to indemnification and reimbursement by the Company.

         9.9      Costs.   Unless otherwise determined by the Board, the Company shall bear all expenses incurred in administering this Plan, including expenses of issuing Common Stock pursuant to the Plan.

         9.10      Severability.   If any part of this Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan, which shall continue in full force and effect.

         9.11     Successors.    This Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

         9.12      Headings.   Article and section headings contained in this Plan are included for convenience only and are not to be used in construing or interpreting this Plan.

ARTICLE X

EFFECTIVE DATE OF PLAN

         10.1      Effective Date. This Plan shall become effective as of December 9, 2002, subject to shareholder approval of the Plan.

ARTICLE XI

TERM OF PLAN

         11.1      Term.   No Stock Options, Restricted Stock Awards or Deferred Stock Unit Awards shall be granted pursuant to this Plan after December 9, 2012, but Options, Restricted Stock Awards or Deferred Stock Unit Awards granted prior to such date may extend beyond that date.